Zumiez Inc. Reports May 2013 Sales Results

Net Sales Increased 16.7% to $43.6 Million; May 2013 Comparable Store Sales Increased 1.1%

LYNNWOOD, WA -- (Marketwire - June 05, 2013) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended June 1, 2013 increased 16.7% to $43.6 million, compared to $37.4 million for the four-week period ended May 26, 2012. The Company's comparable store sales increased 1.1% for the four-week period ended June 1, 2013 compared to a comparable store sales increase of 13.7% for the four-week period ended May 26, 2012.

To hear the Zumiez prerecorded May sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of June 1, 2013 we operated 509 stores, 479 in the United States, 23 in Canada, and 7 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200